EXHIBIT 99.2
CORPORATE PARTICIPANTS
Steven Gerard
CBIZ, Inc. — Chairman & CEO
Ware Grove
CBIZ, Inc. — CFO
Jerry Grisko
CBIZ, Inc. — President & COO
CONFERENCE CALL PARTICIPANTS
Josh Vogel
Sidoti & Co. — Analyst
Jim Macdonald
First Analysis Corp. — Analyst
Robert Kirkpatrick
Cardinal Capital Partners — Analyst
Ted Hillenmeyer
Northstar Partners — Analyst
PRESENTATION

Operator
Welcome to the CBIZ third quarter 2010 results conference call. My name is Monica, and I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.
I would now like to turn the call over to Steven Gerard. Mr. Gerard, you may begin.

Steven Gerard — CBIZ, Inc. — Chairman & CEO
Thank you, Monica, and good morning, everyone. And thank you for calling in to CBIZ’s third quarter 2010 conference call.
Before I begin my comments, I’d like to remind you of a few things. As with all of our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you’re welcome to listen in; however, I ask that if you have questions you hold them until after the call, and we’ll be happy to address them at that time.
This call is also being webcast and you can access the call over our website. You should have all received a copy of the press release which we issued this morning. If you did not, you can access that on our website or call our corporate office for a copy.
Finally, please remember that during the course of this call we may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations, and predictions of the future. Actual results can and sometimes do differ materially from those projected in forward-looking statements. Additional information concerning the factors that would cause actual results to differ materially from those in forward-looking statements is contained in our SEC filings, Form 10-K and press releases.
Joining me this morning on the call is Jerry Grisko, our President and Chief Operating Officer, and Ware Grove, our Chief Financial Officer.
Prior to the opening this morning, we were pleased to release our third quarter results. The third quarter, which is typically a slow quarter for us, was a very strong quarter in 2010. With relatively flat revenue, earnings per share from operations were $0.11 versus $0.09 after you discount the $0.02 charge from the early retirement of debt. We saw strong operating performance from our Financial Services and Employee Services group and good cost-control measures implemented in our MMP group. The third quarter also saw a significant number of other activities, including the placement of $130 million of convertible notes to eliminate any refinancing risk for next year when our old notes retire. And in the third quarter, we resolved the possible overhang issue which has been frequently mentioned to us, resulting from the shares owned by our founder Mike DeGroote, with the purchase of half of his shares and an option for the balance. The combination of the shares purchased from Mr. DeGroote and the shares purchased in connection with the convert will be highly accretive to our shareholders next year.
At this point, I’d like to turn it over to Ware to go over the details, and then I’ll come back with more comment on what’s going on in the market.

Ware Grove — CBIZ, Inc. — CFO
Thank you, Steve, and good morning, everyone. We had a lot of significant events occur in the third quarter, and I want to run through the highlights of these items with you.
Let me start by reminding everyone that 2009 results are restated for the impact of discontinued operations that occurred in the fourth quarter of 2009. Now, beyond the refinancing and share repurchase transactions that we announced in September, I believe it is most important to note the continued good performance of both our Financial Services and Employee Services business groups. We continue to operate in an uncertain economic environment, but as you look at our results, you will see that thanks to the hard work of the many people within our business units located across the United States, both of these groups have increased their pretax income contributions and have improved their gross margins for the third quarter and for the nine months ended September 30, 2010.
Total revenue in the third quarter grew from $175.8 million a year ago to $176.5 million in the third quarter this year. Same unit revenue for CBIZ in the third quarter declined by 2.2%, or by $3.8 million, compared with a third quarter a year ago. The majority of this decline can be attributed to the Medical Management Professionals group, where same unit revenue declined by 8.1%, or by $3.3 million in the third quarter. Same unit revenue in our Financial Services group was essentially flat or declined by 0.4%. And in our Employee Services group, same unit revenue, again, was essentially flat or declined by 0.6% in the third quarter compared with a year ago.
For the nine months ended September 30, 2010, same unit revenue for CBIZ declined by 4.4% compared with a year ago. Our MMP group declined by 9.5%, Financial Services declined by 4.2%, and Employee Services declined by 1.1% compared with the nine months ended a year ago.
Our Medical Management Professionals group continues to be challenged by the decline in medical procedures and the related shifts in modality that has resulted in a decline in their revenue and pre-tax income contributions for the nine months. During our second quarter conference call, we commented that a number of cost-control measures had been taken within this group, and we are now seeing the results with improved margins in the third quarter. As a result of these cost management measures taken earlier in the year, pretax contribution from this group through the second half of 2010 is expected to be very close to the level achieved in the second half of 2009, despite the continuing pressures on revenue.
Sequentially, we are seeing improved trends in both Financial and Employee Services groups. The environment is still uncertain, however, and in Financial Services, we continue to see client demand that is relatively soft with the volume of hours charged to clients still down slightly more than 7% for the nine months this year compared with last year. We are seeing improvements in our net yield on client engagements that are related to engagement efficiencies. Compared with a year ago, the headcount in this group is down about 5%, and we are continuing to carefully manage all costs within this group. Also, within Employee Services, continued high unemployment rates impacts our Group Health Benefits business, and when combined with plan design changes that mitigate cost increases to employers, this business is not growing at rates we have historically seen. Pricing in Property and Casualty lines of coverage continues to be very soft, and that also impacts our ability to grow this business.
On a more positive note, we are seeing a nice recovery in revenue related to our retirement advisory business, as revenue in this service is driven by the underlying value of the assets in the plans that we advise on, and we are experiencing growth in our Payroll services, our HR Outsourcing services and also in our Executive Recruiting business.

Now, as I mentioned earlier, on September 15th, we announced the purchase of 7.7 million shares from Westbury Limited, which is related to our founder, Michael G. DeGroote, along with a three-year option to purchase the 7.7 million share balance of Westbury share holdings.
Then, on September 27th, we announced that we closed on the issuance of $130 million of 4.875% convertible notes that are due in October 2015. These new notes effectively provide funding to retire the existing 3.125% notes outstanding that are callable in June of 2011. Many of the new note purchasers were current holders of our 3.125% notes, and concurrent with the issuance of the new notes, we used $60 million of the proceeds to retire a portion of the 3.125% notes. We also used $40 million of the proceeds to immediately pay down balances outstanding on our bank credit facility, and we used $25 million of the proceeds to purchase 4.6 million shares concurrent with the issuance of these notes. I want to emphasize that the new 4.875% notes have the same net share settlement feature that you may be familiar with in connection with our 3.125% notes. This means that the $130 million principal value of these notes will be repaid in cash. At our option, shares may be issuable for the potential conversion gain that occurs when the CBIZ share price exceeds $7.41 per share.
Now, to summarize, looking at our balance sheet at September 30, 2010, you will see $119 million outstanding on our $275 million unsecured bank credit facility. You will see $38.8 million outstanding remaining on our 3.125% notes that are callable in June of 2011. And you will also see $116 million balance outstanding for the 4.875% notes that are due in 2015. The 4.875% notes are recorded at a discount on our balance sheet, and there will be a non-cash amortization back to the $130 million par value over the next five years. As a result, these notes will be amortized with an effective interest rate of 7.5%, which includes the 4.875% cash interest payment plus the non-cash amortization. This rate of 7.5% is lower than the 7.8% effective rate that we currently use on the 3.125% notes which are now being refinanced.
The total debt reflected on the balance sheet at September 30 was about $274 million when you combine these three instruments. Considering the $53 million used for the Westbury share purchase and the related option and the $25.1 million used for the share repurchase in connection with the new convertible notes, we used $78 million of capital for share purchases in these transactions.
Results for the third quarter include a charge of approximately $2 million included in other income or loss, or approximately $0.02 per share, for the early redemption of the $60 million of the 3.125% notes related to the accounting for the non-cash interest amortization in connection with these notes. The impact of this charge on our pretax income margin in the third quarter was 113 basis points. Our results for the nine months ended September 30 include the charge for the early redemption of these notes and also include a charge of approximately $1.5 million recorded in operating expenses for the integration costs associated with the acquisition of Goldstein Lewin, a financial services firm located in Boca Rotan, Florida, that was acquired in January of 2010. Together, the impact of these two items was approximately 62 basis points on reported pre-tax margin, or approximately $0.04 earnings per share for the results recorded for the nine months ended September 30, 2010.
Now, you’ll also see that we continue to manage our general administrative expenses very carefully, and as a percent of revenue, we are continuing to leverage these expenses. Through the first half of this year, we had commented that a higher level of legal expenses had caused a temporary increase in these expensive, and in the third quarter we received a cash payment on one of the favorable judgments we had previously mentioned, so this recovery is now reflected in the G&A expenses recorded for the nine months ended September 30, 2010.
Cash flow continues to be strong for the first nine months of 2010. Operating cash flow has been about $40 million for the first nine months of 2010. Excluding the impact of the non-cash restructuring costs and excluding the impact of the non-cash debt discount amortization costs, EBITDA for the first nine months has been about $75 million when you adjust for these items. Capital spending was approximately $650,000 in the third quarter and has been approximately $2.1 million for the nine months ended September 30.
Cash earnings per share, which served to illustrate the impact of major non-cash items on earnings was $0.24 per share for the third quarter, compared with $0.21 per share a year ago. And for the nine months ended this year, cash earnings per share was $0.87 per share compared with $0.84 per share for the nine months a year ago. The margin on cash earnings to revenue improved by 33 basis points this year compared with last year for the nine months.
As a result of the share purchase activity, the diluted share count is expected to be about 58.4 million shares at year-end 2010. And it is expected to be approximately 50 million shares at year-end 2011. The accretive impact to earnings per share in 2011 that is expected from the transactions I just described is expected to be approximately $0.05 per share for the full year 2011.
We think the financing structure we now have in place not only has provided an accretive impact to shareholders through the share purchases completed, but also provides us with the flexibility to continue to address acquisition opportunities as they arise. We continue to review a pipeline of potential acquisitions, and we continue to approach this with the same discipline that we’ve always used over the past six years. Our first priority for the use of capital has always been focused on making strategic acquisitions. Considering our option to purchase an additional 7.7 million shares from Westbury Limited in the next three years, we intend to focus additional cash flow more toward strategic acquisitions rather than making additional open market share repurchases.
Now, looking toward the balance of this year, we expect both Financial and Employee Services business groups to continue to perform well as they have for the first nine months compared with 2009. With the cost management measures taken in the MMP group, while we expect continued softness in revenue for this business through the fourth quarter, we expect that margins will continue to improve, and pretax contribution will be relatively flat in the fourth quarter compared to fourth quarter a year ago.
So excluding the impact of the non-cash charges related to restructuring and the early debt retirement that were described earlier, for the full year 2010, we continue to expect to achieve earnings per share within a close range of the $0.52 reported for 2009. We also continue to expect that EBITDA, again excluding the two items I mentioned, will be within a very close range of the $85 million that was recorded for 2009.
So with these comments, let me conclude, and I’ll turn it back over to Steve.

Steven Gerard — CBIZ, Inc. — Chairman & CEO
Thank you, Ware.
We’ve covered a lot of information in a relatively short period of time, so I’d like to open it up for questions. I want to reiterate that the acquisition pipeline remains very strong. We’re confident that we will complete the normal 3 to 6 transactions we do each year, and any of those that might come obviously would come between now and year-end.
With respect to the transaction with the DeGroote interests, that was an issue which has been on our radar for quite some time. An opportunity came up to resolve an issue that we knew we would resolve some day, and I believe a very fair transaction has been entered into for both the company and for the DeGroote interests. And I would remind our listeners that Mr. DeGroote today remains the largest single shareholder with almost 15% of our shares.
With that, let me stop and take questions of our shareholders and analysts and then return at the end.
Q & A

Operator
Thank you. We’ll now begin the question-and-answer session. (OPERATOR INSTRUCTIONS.) Our first question comes from Josh Vogel of Sidoti & Company. Please go ahead.

Josh Vogel — Sidoti & Co. — Analyst
Thank you. Good morning, Steve and Ware.

Steven Gerard — CBIZ, Inc. — Chairman & CEO
Hey Josh.

Ware Grove — CBIZ, Inc. — CFO
Hey Josh.

Josh Vogel — Sidoti & Co. — Analyst
Just a couple questions here. I guess the first — in Financial Services, I know that historically, especially pre-recession, you see project-based work start to fill the channel late in the year. That obviously wasn’t around in late ‘08 and ‘09, but I was wondering if you’re starting to see project-based demand start to fill up today.

Steven Gerard — CBIZ, Inc. — Chairman & CEO
I think in the second quarter call, I commented that we were seeing glimmers of light on the horizon, but it was too early to call victory. I don’t think it’s dramatically changed from that. We’re seeing higher levels of interest, more RFPs, more activity in terms of preliminary stage, but nothing that I could at this point say, “Yes, we’ve returned to the good old days of stronger project work in the third and fourth quarter.”

Josh Vogel — Sidoti & Co. — Analyst
Okay. Now, also, I’m not sure if you’ve seen it or not, but we are seeing some nice demand pickup from staffing companies that place financial services professionals on a temp basis. I’m curious here — are you possibly losing out on some opportunities, or are you seeing some of your clients looking to go the way of the temp, or is this just different work that they do altogether?

Steven Gerard — CBIZ, Inc. — Chairman & CEO
I’m not aware that we’re seeing any significant loss of business due to people being placed by temp agencies. The temp agencies are a good barometer, I think, of what small business owners are thinking about. They’re not ready to hire, but they may be adding some more people on a temporary basis. But those people are not typically people that would do the work we do anyway. When you’re talking about tax work and financial planning work and stuff, maybe temps do part of it, but they typically look to their accountant for that. So I don’t think at that point that’s having a negative impact on us in any way.

Josh Vogel — Sidoti & Co. — Analyst
Okay. That’s what I figured.
Now, in MMP I know you took some cost-cutting maneuvers. I was wondering if maybe you could explain what — maybe some expenses that you called out here. And also, margins were still a lot stronger there than what I expected, and I was curious — maybe some radiology work picked back up, or not. I was just curious if you can give some thoughts there.

Steven Gerard — CBIZ, Inc. — Chairman & CEO
The primary problem in MMP has been the revenue decline, which has been driven by lower level of procedures and then, within the procedures that were done, a much lower level of the high modality, the high payment procedures. The reaction was an aggressive program to make sure we had right-sized each of our units. We were off-shoring as much as we could where there was a pickup in margin. We’ve implemented new processing systems in certain locations, which should make us more efficient.
So it’s really a combination of all of the actions. Because MMP has over 70 locations, some of which are quite small, and some are large processing centers. The action plan in each one, by definition, just has to be different. In addition, we have four different specialties, and while radiology has been the primary issue with respect to volume and price, actually the number of procedures in emergency is actually up a little bit.
So it’s not something where I can just give you a one answer with one cost. I think the cost cutting and the right sizing and all of the activities have contributed to a better performance or the performance that they have today. We’re still not back to the margins we saw historically, and our game plan is to get the organization at least back to where they were and then, hopefully, on a more upward swing.

Josh Vogel — Sidoti & Co. — Analyst
Okay. That’s helpful. Thank you. And just lastly, if you could remind me, I notice Employee Services was down a little bit sequentially. Is that just seasonality?

Ware Grove — CBIZ, Inc. — CFO
Yes, hi, Josh. This is Ware. There’s a little bit of seasonality built into this business related to some of the carrier payments that we get that are typically received and recorded in the first half versus the second half. That’s essentially it. Most of the other business are pretty steady state throughout the balance of the year.

Josh Vogel — Sidoti & Co. — Analyst
Okay, great. Thanks a lot.

Operator
Our next question comes from Jim Macdonald of First Analysis. Please go ahead.

Jim Macdonald — First Analysis Corp. — Analyst
Good morning, guys.

Steven Gerard — CBIZ, Inc. — Chairman & CEO
Hey Jim.

Jim Macdonald — First Analysis Corp. — Analyst
I just want to clarify. So your $0.52 guidance, does that count this quarter as $0.11 or $0.09?

Ware Grove — CBIZ, Inc. — CFO
Well, the $0.52 guidance, just to be clear, does exclude the two items that we talked about — the debt retirement costs and the restructuring costs on the acquisition.

Jim Macdonald — First Analysis Corp. — Analyst
Okay. So it counts this quarter as an $0.11 quarter.

Ware Grove — CBIZ, Inc. — CFO

Well, if you take the $0.02 out on the debt retirement costs, you could get from $0.09 to $0.11, yes.

Jim Macdonald — First Analysis Corp. — Analyst
Just wanted to make sure. So that sort of implies not much profit next quarter. Is that accurate?

Steven Gerard — CBIZ, Inc. — Chairman & CEO
No. Here’s the dilemma. The dilemma is this. We’ve been saying in a range of $0.52. Initially, that range had some downside to it and perhaps some upside. It’s looking like we’re in a range of $0.52 with more optimism on the upside than the downside, but it’s too early to give anything more specific than that. A lot’s going to depend on what we do in the next 30 to 40 days.
So what we basically did was reiterate prior guidance with a tilt on the upside rather than the original tilt, which could have been on the downside.

Jim Macdonald — First Analysis Corp. — Analyst
And the legal recovery in the quarter, how much was that and was that subtracted out of G&A or something?

Ware Grove — CBIZ, Inc. — CFO
Yes, Jim, that was about $1 million, and yes, it was subtracted out of G&A for the quarter and, of course, for the nine months. So for the nine months, it’s more of a normal run rate. I think that’s the way to look at it.

Steven Gerard — CBIZ, Inc. — Chairman & COO
Yes, and I think that’s an important point. When we announced the first quarter, we said, “Look, G&A is higher because of unusual legal expenses” that we thought was more of a timing issue. And I don’t know how many people really believed that, but we were confident in it. And that’s all this has been. We spent some money. We got the money back. So the way to look at our expenses, really, is much more on a year-to-date basis.

Jim Macdonald — First Analysis Corp. — Analyst
Okay, and those — to be clear, I think we included those and left those in, the ongoing numbers, and presumably we’ll leave this benefit in for the $0.11, just thinking about it.

Ware Grove — CBIZ, Inc. — CFO
That is correct. The only exceptions are the two I mentioned.

Jim Macdonald — First Analysis Corp. — Analyst
So your same-store sales are still negative, and of course a big part of that is MMP. But when can you see — do you expect to go same-store negative next year?

Steven Gerard — CBIZ, Inc. — Chairman & CEO
We are just now in the beginnings of our budget process for next year. It’s too early to call. I am expecting that the markets that we’re in are going to be stable next year as opposed to us digging out of the markets for the last 18 months. So we will give guidance at the next call when we give our year-end numbers. We’ll have our plans done by then. But I’m certainly hopeful that we will see growth in our businesses next year.

Jim Macdonald — First Analysis Corp. — Analyst
Just one more and then I’ll come back in later. Financial Services was basically negative, I’d say, in terms of your commentary, but the number was stronger than I was looking for. Any reasons for the relative strength in Financial Services this quarter?

Steven Gerard — CBIZ, Inc. — Chairman & CEO
Well, first of all, I don’t mean my comments to be negative. The question that was asked was are we seeing any significant pickup in the project-related work which affects the third and fourth comment, and my comment was there seems to be more activity, but it hasn’t turned yet into business. I think the primary reason for the improvement in Financial Services on a revenue line was the acquisition that we made in the beginning of the year of the Goldstein Lewin firm in Florida, and that accounts for most of the revenue pickup on a year-to-date basis.

Jim Macdonald — First Analysis Corp. — Analyst
Although it went from minus 5.5% same-store last quarter to minus 0.4% this quarter, so — I know it’s still down, but —

Steven Gerard — CBIZ, Inc. — Chairman & CEO
Jim, we’re clearly heading in the right direction, and we’re heading in the right direction actually in all three of our businesses. Given the somewhat lumpiness that comes in third quarter and fourth quarter Financial Services, I just don’t have — I think it’s too early to call victory. I just think that each of our businesses are performing well given the environment they’re in, and we are in fact heading in the right direction.
If you look at the MMP numbers sequentially quarter over quarter, the negative drag on the procedures is getting better each quarter, and the actual negative procedure count on a same-store basis in MMP, for example, is 1.5% or 1.2% percent.
So each business is heading correctly, and I think we’ll have a better view of next year as we get to the end of this year.

Jim Macdonald — First Analysis Corp. — Analyst
Okay. I’ll jump back in. Thanks.

Operator
(OPERATOR INSTRUCTIONS.) Your next question comes from Robert Kirkpatrick of Cardinal Capital Partners.

Robert Kirkpatrick — Cardinal Capital Partners — Analyst
Good morning, gentlemen.

Steven Gerard — CBIZ, Inc. — Chairman & CEO
Good morning, Rob.

Robert Kirkpatrick — Cardinal Capital Partners — Analyst
Could you please talk a little bit about the M&A market and whether there’s a rush for the gates to beat anything on a tax basis by the end of the year?

Steven Gerard — CBIZ, Inc. — Chairman & CEO
Our M&A pipeline is very strong. As I said before, we’ll do the usual number of transactions that we do. I don’t believe there’s a rush to the door because people are worried about capital gains tax. From time to time it’s mentioned, but we’re not seeing any more than we normally see. We just have a very full pipeline of deals we can do. Typically, when these issues come up — and it came up a couple years ago also — there’s always the thought that people will be rushing, but it never actually happened, and it hasn’t happened yet this year.

Robert Kirkpatrick — Cardinal Capital Partners — Analyst
Okay. And Steve, could you comment generally on what you’re seeing in the economy. Given that CBIZ pushes so much in terms of small and medium businesses, I’d be curious as to your comments on that.

Steven Gerard — CBIZ, Inc. — Chairman & CEO
We’re seeing stability but a continued great deal of uncertainty as to the possible impact of healthcare, the possible impact of tax changes, the possible impact of an energy bill, and uncertainty as to what’s going to happen next week in the elections. So I think our clients are stable. I think they’re looking more positive — they’re looking up instead of down, which is good news for us and good news for the economy.
But again, I think it’s too early to say that they’re pulling the trigger. You’re not seeing it in the employment numbers. You’re not seeing it in any kind of capital spending numbers or information that we get with respect to what our clients are thinking of. So they’re stable. They’re looking more positive. They’re waiting for some degree of clarity as to what next year is going to happen to them from external — things they can’t control, such as taxes. So slightly better, but I wouldn’t call it in the good column yet.

Robert Kirkpatrick — Cardinal Capital Partners — Analyst
And each of the last couple of quarters, you’ve commented on how healthcare reform could affect CBIZ’s business. Any further comments on that these days?

Steven Gerard — CBIZ, Inc. — Chairman & CEO
Nothing with respect to the MMP business. I think the one thing that has come up last week was the decision by the insurance commissioners of the United States to recommend to Health & Human Services a package which defined what was in what they called the medical loss ratio, the MLR. And included in that was the exclusion of broker commissions from the calculation.
You may remember that the government has said certain medical loss ratio hurdles of the amount of money that they have to pay out on claims, whether you’re a large group or a small group. And the exclusion of broker commissions in the calculation has raised a question as to what carriers are going to do with broker commission.
The best read we have now is — and I think I commented on this in the past — is we expected the rules to come out the way they appear to be coming out. We believe that the carriers will look hard at protecting and encouraging and enticing their major brokers, of which we are with most of our carriers, and will probably change the commission structure for brokers that are not as important to them or not primary brokers. But all of that still has to be played out.

So nothing new with respect to reimbursements at this point on the MMP side, but a few other issues have now popped up on the group health side.

Robert Kirkpatrick — Cardinal Capital Partners — Analyst
Okay, and then a couple for Ware. Ware, bad debt expense in the quarter was about $1 million again?

Ware Grove — CBIZ, Inc. — CFO
Yes, we’re accruing, in the quarter, about 75 basis points against revenue. Year-to-date, it’s between 60 and 65 basis points, which is historically where we’re at on a collective basis for CBIZ.

Robert Kirkpatrick — Cardinal Capital Partners — Analyst
Okay. And then the non-cash interest expense on the new debt should be, in dollar terms, about equal to that of the old debt, a lower rate but a higher principal amount. Is that a fair assessment?

Ware Grove — CBIZ, Inc. — CFO
Yeah. Without getting into all the math, it will be the difference between the 4.875% and the 7.5% rate. So we can do the math and come up with a pretty close approximation.

Robert Kirkpatrick — Cardinal Capital Partners — Analyst
Great. Thank you so much, gentlemen. Appreciate it and appreciate everybody’s work and results.

Steven Gerard — CBIZ, Inc. — Chairman & CEO
Thanks, Rob.

Operator
(OPERATOR INSTRUCTIONS.) Our next question comes from Ted Hillenmeyer of Northstar Partners.

Ted Hillenmeyer — Northstar Partners — Analyst
Hi guys. Ware, can you give us what the share count you expect to have in Q4? Because I don’t think the benefit of some of those buybacks affected it for the entire quarter in Q3.

Ware Grove — CBIZ, Inc. — CFO
You’re right, Ted. There wasn’t much impact in the third quarter and year-to-date. In the fourth quarter, I think that the share count is going to be close to 50 million shares. And then for the full year, that’ll make the weighted average share count about 58.5 million shares for this year.

Ted Hillenmeyer — Northstar Partners — Analyst
And it will remain at that 50 million, basically, for 2011 unless you take out the other DeGroote shares?

Ware Grove — CBIZ, Inc. — CFO
Yes, that’s our projection right now. We expect approximately 50 million shares in 2011.

Ted Hillenmeyer — Northstar Partners — Analyst
And then I missed — Steve, I think you mentioned MMP’s — did you say it was the same-store rate that was down 1.5% to 2% and the rest —

Steven Gerard — CBIZ, Inc. — Chairman & CEO
Yes, Ted, that was the procedure count for what we call the mature clients, which tend to be the clients that last year over year.
So what we’re seeing is still a decline in procedures, but the declining rates appear to be less. We’ve also seen in the last couple of months a slight uptick in the higher modality procedures. But again, we’re still running negatively, certainly this year over last year.

Ted Hillenmeyer — Northstar Partners — Analyst
So the difference between the 1.5% to 2% and the same-store sales rate down 8% is the pricing of those procedures or also loss of customers?

Steven Gerard — CBIZ, Inc. — Chairman & CEO
Yes. Well, it’s a combination. The revenue is a combination of lower pricing and the net between lost and new accounts, but that’s right.
I reported in the last two calls that 2009 was the first year in MMP’s history where the dollar amount of new business did not exceed the dollar amount of lost business, and that was because we lost most of the business due to the doctor groups disbanding or losing their contracts or other things happening with them. And because of the uncertainty around the federal government’s healthcare, people weren’t making changes. So we are carrying through 2010 the negative delta between the new business and lost business from last year.

Ted Hillenmeyer — Northstar Partners — Analyst
And when you go to Q4 in 2011, do you know what your expectation is just for number of customers year over year?

Steven Gerard — CBIZ, Inc. — Chairman & CEO
I’m sorry 2010 or 11?

Ted Hillenmeyer — Northstar Partners — Analyst
Q4 2010 into 2011. Is there a point where you lap the loss of these customers?

Steven Gerard — CBIZ, Inc. — Chairman & CEO
Sure. And as Ware pointed out earlier, this year the number of new customers — the dollar revenue from new customers exceeds the dollar revenue from lost customers. So we do expect as we go into next year to lap last year’s problem.

Ted Hillenmeyer — Northstar Partners — Analyst
Okay. And then, I think lastly, can you just give me an update on expected payments for earn outs?

Ware Grove — CBIZ, Inc. — CFO
Yes, Ted, earn outs this year are running roughly $20 million, and we’re essentially through those. For next year, we’ve scheduled — and this is assuming full payment on all earn outs — approximately $28 million. In 2012, it’s approximately $22 million. Then it drops off after that in 2013 to approximately $4 million.

Ted Hillenmeyer — Northstar Partners — Analyst
Okay, great. Thanks.

Operator
(OPERATOR INSTRUCTIONS.) We have a follow-up question from Jim Macdonald of First Analysis.

Jim Macdonald — First Analysis Corp. — Analyst
Yes, just a follow-up on the MMP questions. What are you looking at for the pricing environment for procedures for next year? Any other changes on the downside?

Steven Gerard — CBIZ, Inc. — Chairman & CEO
This is an industry that will continue to have competitive pricing pressure. Again, we’re too soon in our budget process to have the view on next year, so that’s the internal view. There has been no serious announcements by anybody on reimbursement rates for next year, and I think that’s probably the direction of your question. We haven’t seen anything official from the committee that advises Medicare/Medicaid, and they haven’t come out with anything. And we don’t have any feedback from carriers at this point that there are dramatic changes.
That information tends to roll out — when it comes, that information tends to roll out between now and year-end, and in some years it actually comes out after year-end on a retroactive basis. And again, part of this is going to depend on what Congress is prepared to do with recommendations as they’re handed out. So there’s been no news and no change on that.

Jim Macdonald — First Analysis Corp. — Analyst
And in terms of the pricing issue, how much would you say is reduced reimbursement rates from the government versus competition versus a mix to lower cost procedures?

Steven Gerard — CBIZ, Inc. — Chairman & CEO
I think I would be guessing off the top — I think we have all that information. If it’s all right with you, why don’t we do a little bit better look at it and provide that to you? I’ve got rough numbers, but I don’t want to mislead you in it.

Jim Macdonald — First Analysis Corp. — Analyst
Okay. Just a couple other cleanup items. The receivables looked a bit high this quarter. Any thoughts there?

Ware Grove — CBIZ, Inc. — CFO

Yes, we’re watching them carefully as we always do. Our DSOs have slipped backwards a little bit this year. We’re looking at our collection activities. We’re looking at our bad debt accruals, as we talked about earlier. We think we’re fine, but we’re continuing to manage it carefully. Steve and I review it, all the key outstanding balances with each practice group.
The important thing is our cash flow continues to be good, and while you could say that there’s some slippage on the receipt side because of the DSO increase, we’re managing the cost side very carefully too. So we’re kind of where we thought we would be in terms of net operating cash flow at this point this year.

Jim Macdonald — First Analysis Corp. — Analyst
And could you give me an update or tell us when we might get an update on the MHM lawsuit?

Steven Gerard — CBIZ, Inc. — Chairman & CEO
There has been no significant change from the information we reported in the Q that came out this summer. There’s the usual legal wrangling and motions filed and things going in and out, but no material change in the status of that suit.

Jim Macdonald — First Analysis Corp. — Analyst
And do you expect anything to happen in the near term?

Steven Gerard — CBIZ, Inc. — Chairman & CEO
I’m hopeful that we will prevail as we move forward, but I have learned the hard way that these things take much, much longer than they should, so I don’t have a view as to whether we will have any — as to when we’ll have more clarity. These things are just agonizingly slow.

Jim Macdonald — First Analysis Corp. — Analyst
Okay, thanks a lot.

Operator
(OPERATOR INSTRUCTIONS.) We have no further questions in queue. Would you like to make any closing remarks.

Steven Gerard — CBIZ, Inc. — Chairman & CEO
Yes, thank you. I’d like to thank everyone who called in. I’d specifically and particularly like to thank all of our associates who listen in to these calls. These have been difficult quarters. The results we posted today are strong, and they’re strong because of the hard work and the dedication and the commitment that all of you have.
So I really want to, again, thank you for your contributions to these results. And for everyone else, we look forward to speaking to you when we release full-year numbers after the end of the year.
Thank you all very much.

Operator
Thank you. Ladies and gentlemen, this concludes today’s conference. Thank you for participating. You may now disconnect.